UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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AMEDISYS, INC.
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Explanatory Note: The following is a transcript of an employee townhall held by Amedisys, Inc. on June 26, 2023.

Good morning, everyone. Thank you for joining our town hall today.

I am excited to gather today and continue the conversation about Amedisys’s exciting future.

First, on behalf of the Board and management team, thank you for staying so focused on our work over these last few weeks while the Board has considered Optum’s proposal and engaged in discussions with them.

This morning we announced that we entered into a definitive merger agreement under which Optum will acquire Amedisys.

I recognize that there’s been a lot up in the air over the past weeks and lots of interest in Amedisys, so let’s look at how we got here.

The last few weeks have underscored the high quality of Amedisys, our people, and our important place in serving patients.

As you know, a few weeks after we announced our agreement with Option Care Health, Optum made a competing unsolicited proposal to acquire Amedisys.

Consistent with its fiduciary duties, our Board worked with outside legal and financial advisors to conduct a thorough evaluation of the Optum proposal, in accordance with the terms of the Option Care Health Merger Agreement, which included a lot of discussions with Optum, Option Care Health and stockholders.

At the conclusion of this evaluation, the Board unanimously approved the entry of Amedisys into both the termination agreement with Option Care Health and the new merger agreement with Optum.

We are excited about this opportunity with Optum – it’s a win for everyone, especially patients who need our services.

This transaction will unite two companies focused on providing comprehensive care to patients and their families.

Combining our home health, hospice, palliative, and high-acuity care services with Optum’s value-based care experience and resources will accelerate Amedisys and Optum’s shared mission to serve more patients and improve outcomes and patient experiences at lower costs.

Optum is one of the largest healthcare services providers.

Together, we will have the ability to impact change more than any other services provider, offering more services that can be integrated into the home to increase clinical care and experience for patients.

With their support, we will be able to serve even more patients and offer even better care.

If you want to make an impact – this is the place to be.

Home health is in high demand and there is not enough capacity. Optum sees great value in the work we do at Amedisys and a key reason they were interested in our business is because of you. The people at Amedisys.

Our priority, as always, is to support you and patient care.

Optum intends to maintain Amedisys’s presence in Baton Rouge as well as substantial operations in Nashville.

Many of you may be wondering what post-close may look like, so I wanted to share a few insights we’ve learned in our discussions with Optum. First, we believe this combination will create many opportunities for growth and success for our team. Second, Optum has said that integration will take some time post-closing, so that’s not something we should expect right after close. Third, as you may know, in many deals like this there are stated synergy targets. However, there are no stated synergies in this deal.

There will be more details to come as we work together on our plans to unite. We are committed to keeping you informed and will be as transparent as possible with you as we have updates to share.

Most importantly, Optum shares our commitment to quality and mission of helping more patients with better care.

We are confident that combining our expertise with Optum’s will accelerate our ability to deliver on our mission and vision.

Looking forward – today’s announcement is just the first step.

The transaction between Amedisys and Optum is expected to close in 2024, subject to approval by Amedisys stockholders and other customary closing conditions, including receipt of applicable regulatory approvals.

Until the transaction is completed, nothing changes. The process between now and closing will take several months.

Amedisys and Optum will continue to operate as separate and independent companies as we work through those processes.

We do not expect that transaction will have much of an impact to your day-to-day roles or responsibilities as we work our way to close. And I would challenge you to not make assumptions of what happens after close – there are many different approaches and expected timelines that organizations use to integrate, and we are committed to keeping you informed as we have updates to share.

If you have patients, you will continue to care for them just like you do today, and your current schedule is not expected to change.

Our focus will continue to be on delivering excellent patient care and supporting our team members providing this care.

While we do not yet have all of the answers regarding what the future will look like, we are focused on a successful and seamless transition and will be as transparent as possible with you as we have updates to share.

I want to emphasize how important your voice is in this process. We want to hear from you throughout this process.

Before we conclude, I’ll take a few minutes to go over the top 3 most common questions we’ve already received, on topics that are top of mind, and will continue to update you as we have more answers to share.

1.	Why are you accepting this offer instead of the Option Care Health transaction?

o	A few weeks after we announced our agreement with Option Care Health, Optum made an unsolicited competing unsolicited proposal to acquire Amedisys.
o	Consistent with its fiduciary duties, our Board worked with outside legal and financial advisors to conduct a thorough evaluation of the Optum proposal, in accordance with the terms of the Option Care Health Merger Agreement, which included a lot of discussions with Optum, Option Care Health and stockholders.
o	At the conclusion of this evaluation, the Board unanimously approved the entry of Amedisys into both the termination agreement with Option Care Health and the new merger agreement with Optum.
o	We believe this transaction will provide many benefits to employees and patients, accelerates our mission of serving our patients with compassionate home health, hospice and high-acuity care services, and is in the best interests of our shareholders as well.

2.	Isn’t Optum part of UnitedHealth?

o	Yes, they are, but Optum is not UnitedHealth – UnitedHealth is Optum’s largest customer, and they are owned by United but they operate as an independent company and have to negotiate with United for contracts just like we do.

3.	How does this transaction impact my day-to-day responsibilities?

•	Until the transaction is complete, which we expect to occur in 2024, Amedisys and Optum will continue to operate as separate and independent companies.
•	For now, nothing changes.
•	There shouldn’t be any material impact to your day-to-day roles or responsibilities prior to the closing, and we expect it to be business as usual for almost everyone across the company.
•	Our focus will continue to be on delivering excellent patient care and supporting our team members providing this care.
•	This includes working toward our 2023 initiatives regarding People, Clinical Optimization & Automation, Growth, and Contessa.
•	Optum has said that integration will take some time post-closing, so that’s not something we should expect right after close.

Once again— thank you for maintaining your patience and professionalism throughout this process. I’m so grateful to be able to work alongside this Amedisys family.

Additional Information and Where to Find It

In connection with the proposed transaction, Amedisys, Inc. (“Amedisys”) will file relevant materials with the United States Securities and Exchange Commission (the “SEC”), including a proxy statement which will be mailed to stockholders of Amedisys.

INVESTORS AND SECURITY HOLDERS OF AMEDISYS ARE URGED TO READ THE PROXY STATEMENT AND ANY AMENDMENTS OR SUPPLEMENTS THERETO, AND OTHER DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the proxy statement (when available) and other documents filed with the SEC by Amedisys through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Amedisys will be available free of charge on Amedisys’s internet website at https://investors.amedisys.com or by contacting Amedisys’s investor relations department at IR@amedisys.com.

Certain Information Regarding Participants

Amedisys and its directors and executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Amedisys is set forth in its proxy statement for its 2023 annual meeting of stockholders, which was filed with the SEC on April 27, 2023. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC regarding the proposed transaction when they become available. You may obtain these documents (when they become available) free of charge through the website maintained by the SEC at http://www.sec.gov and from the investor relations department of Amedisys as described above.

Cautionary Statement Regarding Forward-Looking Statements

This communication may contain “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “believe,” “project,” “estimate,” “expect,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include projections as to the anticipated benefits of the proposed transaction as well as statements regarding the impact of the proposed transaction on the business of UnitedHealth Group Incorporated (“UnitedHealth Group”) and Amedisys’s business and future financial and operating results, the amount and timing of synergies from the proposed transaction and the closing date for the proposed transaction.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on management’s current beliefs, expectations and assumptions regarding the future of Amedisys’s business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of Amedisys’s control. Amedisys’s actual results and financial condition may differ materially from those indicated in the forward-looking statements as a result of various factors. These factors include, among other things, (1) the termination of or occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement or the inability to complete the proposed transaction on the anticipated terms and timetable, (2) the inability to complete the proposed transaction due to the failure to obtain approval of the stockholders of Amedisys or to satisfy any other condition to closing in a timely manner or at all, or the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained or is obtained subject to conditions that are not anticipated, (3) the effect of the pendency of the proposed transaction on Amedisys’s ability to maintain relationships with its patients, payers and providers and retain its management and key employees, (4) costs related to the proposed transaction, and (5) the diversion of management’s time and attention from ordinary course business operations to completion of the proposed transaction and integration matters. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included elsewhere. Additional information concerning risks, uncertainties and assumptions can be found in UnitedHealth Group’s and Amedisys’s respective filings with the SEC, including the risk factors discussed in Amedisys’s most recent Annual Report on Form 10-K, as updated by its Quarterly Reports on Form 10-Q and future filings with the SEC.

Any forward-looking statement made in this communication is based only on information currently available to Amedisys and speaks only as of the date on which it is made. Amedisys undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise. You are cautioned not to rely on Amedisys’s forward-looking statements.